Marked to Show Changes:Tuesday, March 07, 1995

                      PURCHASE AND SALE AGREEMENT


     This PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the 13th day of March 1995 by and between JOHN HANCOCK PROPERTIES LIMITED PARTNERSHIP, a Massachusetts limited partnership, having its principal address c/o Real Estate Investment Group, 200 Berkeley Street, 19th Floor, Boston, Massachusetts 02117 ("Seller"), and NORTHGREEN PARTNERS, an Oregon general partnership, whose general partners are E. Danell Giustina, E. Nicholas Giustina, Gregory Lee Giustina, Gennifer Giustina and Thomas Anthony Giustina with an address at P.O. Box 529, Eugene, Oregon 97440-0529 (collectively "Buyer");

                           WITNESSETH THAT:

     WHEREAS, Seller is the owner of the premises known as the Northgreen Apartments, located at 1800 Cal Young Road, Eugene, Oregon, and more particularly described on Exhibit A1 attached hereto and made a part hereof and containing the improvements, building and other personal property, if any, described on Exhibit A2 attached hereto and made a part hereof (the "Premises"); and

     WHEREAS, Buyer desires to purchase the Premises and acquire possession thereof in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth the parties hereto mutually agree as follows:

     1.  Purchase Price.   The Premises are to be sold to Buyer for
the sum of NINE MILLION TWO HUNDRED THOUSAND AND NO/100
($9,200,000.00) ("the Purchase Price"), which Buyer shall deliver as follows:


       (a) Seller shall assign without recourse and Buyer shall assume the existing first mortgage loan held by Great-West Life & Annuity Insurance Company f/k/a The Great-West Life Assurance Company (the "Lender"), encumbering the Premises (the "Existing Financing"); and

       (b) Buyer shall pay the amount obtained by subtracting the outstanding principal balance of the Existing Financing on the Date of Closing (as defined below) from the Purchase Price, which amount shall be paid by official bank cashier's check, or, at Seller's request, by wiring immediately available Federal funds to such bank account as may be designated by Seller (the "Cash Component").

     The Existing Financing is evidenced by a Note Secured By Deed of Trust dated September 12, 1988 in the original principal amount of $5,000,000.00 ("Note") and is secured inter alia by (a) a Trust Deed dated September 12, 1988 ("DOT") and (b) an Absolute Assignment of Leases dated September 12, 1988 ("Assignment"). Copies of the Note, DOT and Assignment are attached as Schedule 1. For information only and not for purposes of reliance, Seller estimates that the outstanding principal balance of the Existing Financing as of February 1, 1995 is approximately $4,628,106.

     2.  Deposit.   Buyer shall deliver to First American Title
Insurance Company of Oregon, Commercial Division, 200 S.W. Market Street, Suite 250, Portland, Oregon or such other company as Buyer and Seller may agree to in writing (the "Title Company") $100,000.00 by official bank cashier's check simultaneously with the execution of this Agreement as a good faith deposit, which funds shall be deposited in an interest bearing FDIC insured account (such deposit and such interest as is earned thereon shall be referred to as "the Deposit"), and which Deposit shall be disposed of in the manner herein provided.

     Promptly after expiration of the Review Period (as defined below), Buyer shall deposit an additional $100,000 by official bank cashier's check which funds together with the interest thereon shall be added to and deemed a part of the "Deposit." The term "Deposit" as used herein shall mean such amount as is then being held by the Title Company pursuant to this Section 2. If Buyer performs all of its obligations under this Agreement, the Deposit shall be applied against the Purchase Price. If Seller shall be unable to deliver title and possession or Seller defaults in its obligation to sell the Premises to Buyer pursuant to the provisions of this Agreement, as hereinafter provided, or if Buyer shall fail to perform any of its agreements hereunder, the Deposit shall be disposed of in the manner hereinafter provided.

     3.  Deed.   Conditioned upon performance by Buyer hereunder,
Seller shall execute and deliver to Buyer a deed conveying title to the Premises in which Seller warrants title against others claiming by, through or under Seller subject to the following:

   (a)  All private and public rights in highways and rights-of-way;

   (b) All building and zoning laws, ordinances, and State and Federal regulations;

   (c)  All Permitted Exceptions (as defined below);

   (d)  Rights of tenants in possession as tenants only; and

   (e) Real estate taxes and all installments of special assessments or levies not yet due and payable on the Date of Closing.

     4.  Closing.   Subject to the provisions of this Agreement, the
deed shall be delivered at 9:00 o'clock A.M., Pacific time, on May 30, 1995 ("the Date of Closing"), at the offices of the Title Company, unless otherwise agreed upon in writing. The Buyer and Seller may agree in writing to accelerate the Date of Closing.

     5.  Buyer's Review.   Buyer shall have until 5 o'clock P.M.,
Boston time, on April 27, 1995 ("the Review Period") (a) to obtain and review a commitment for title insurance (the "Title") and a survey (the "Survey"); (b) to make or have made such reasonable non-destructive inspections, studies and tests as it desires of the Premises, including, without limitation, the interior, exterior, and structure of all improvements, and the condition of soils and subsurfaces (the "Inspections"); and (c) to review Seller's financial records, contracts, leases and other materials relating to the Premises (the "Review"). All such items shall be obtained and reviewed at Buyer's sole cost and expense, except that the Seller shall pay the cost of obtaining an owner's title insurance policy for Buyer (the "Basic Policy"), and Buyer shall pay the cost of obtaining any other affirmative coverage or excluding any exceptions on such policy ("Additional Title Coverage").

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
     To facilitate the Review and the Inspections, Buyer may review and copy at its own expense the following information and materials at the offices of Seller's management company, Bennett Management Company, 915 Oak Street, Suite 200, Eugene, Oregon 97440 (the "Management Company"), at reasonable times and upon reasonable prior notice, to the extent that such information or materials are in the files at such office, but nothing shall require the Seller to produce any such information or materials to the extent that such files do not contain such information or materials:

        (1) all leases, agreements, contracts (including, but not limited to, maintenance agreements), permits, documents, surveys, books and records relating to the Premises;

        (2) any real and personal property tax bills, and any proceedings for the reduction of real estate taxes and assessments;

        (3) all engineering and environmental reports, licenses, permits, certificates, other governmental notices, approvals or authorizations relating to the Premises, any inspection, drainage, geological, mechanical, structural, roof, plumbing and electrical reports prepared by engineers and appraisal reports;

        (4) any other notices (including, but not limited to, any notices of any toxic or hazardous waste violations from any applicable governmental authority, and any notices from homeowners' or other interested groups) of claims, lawsuits and proceedings affecting the Premises;

        (5) any outstanding insurance claims or claims by or against contractors; and

        (6) records of payment or performance with regard to all agreements, licenses, permits or other instruments to be assigned or transferred to Buyer pursuant to this Agreement or otherwise affecting the Premises;

        (7)  any existing title policy with respect to the Premises;
        and


     Within ten (10) days of the signing of this Agreement, Seller shall cause the Management Company to produce a current rent roll ("Rent Roll") and the income and expense statements for the Premises for the previous twenty-four (24) months, which the Management Company will certify is materially accurate as of the date of such certification, to the best of their knowledge. Such certification will survive for a period of six (6) months after the Date of Closing; provided, however, that such certification shall not be a guaranty, warranty, representation or projection that the state of facts set forth in the Rent Roll or such statements will continue to be true, only that such certification was materially accurate as of the date thereof.

     If Buyer has any objection or objections to any of the matters revealed in the Title, Survey, Inspections, Review or any other matter in its sole judgment("Buyer's Objections"), it shall notify Seller in writing of the Buyer's Objections on or before the end of the Review Period and notify Seller of Buyer's desire to terminate this Agreement, whereupon this Agreement shall terminate without any recourse to the parties hereto and the Deposit shall be returned to Buyer. Any matters revealed in the Title, Survey, Inspections, Review or any other matters not submitted to Seller in writing on or before the expiration of the Review Period as Buyer's Objections shall be deemed waived and shall become "Permitted Exceptions".

     6.  Condition of Premises.   (i)  Buyer and Seller agree that
Buyer is acquiring the Premises and any related personal property in their "AS IS" condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, and (ii) neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or any agents, representatives, or employees of Buyer with respect to the condition of the Premises or personal property, leases or occupancy agreements or tenancies at the Premises, their fitness for any particular purpose, or their compliance with any laws, and Buyer is not aware of and does not rely upon any such representation to any other party. Buyer acknowledges that the Purchase Price might be higher if Buyer were not acquiring the Premises and personal property in "AS IS" condition. Buyer acknowledges that it either has had or will have before the expiration of the Review Period the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Premises and personal property and all factors relevant to their use, including, without limitation, the interior, exterior, and structure of all improvements, and the condition of soils and subsurfaces (particularly with respect to the presence or absence of hazardous substances).

     After its inspections are completed, Buyer shall restore the Premises and personal property to their condition prior to Buyer's inspections. Buyer agrees to indemnify Seller for all claims or damages arising out of Buyer's inspections, including, without limitation, claims for personal injury or property damage, and including all costs and attorneys' fees. The obligations in this paragraph shall survive the Closing or the termination of this Agreement for any reason, including without limitation pursuant to section 5, 10, or 17 hereof.

     Buyer hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future, that Buyer may have relating to (i) the condition of the Premises and the personal property at any time, before or after the Date of Closing, including, without limitation, the presence of any hazardous substance, or (ii) any other matter pertaining to the Premises or the personal property except for Seller's fraudulent misrepresentations or willful misconduct. This release shall survive the Closing or the termination of this Agreement for any reason.

     Seller shall deliver possession of the Premises to Buyer, subject to the matters set forth in section 3 hereof, not later than the Date of Closing, provided that Buyer has complied with all the terms and conditions of this Agreement. Until the Date of Closing, Seller shall maintain, repair (subject to section 10 hereof), manage, and operate the Premises in a businesslike manner in accordance with Seller's prior practices; shall comply with its contractual obligations as owner of the Premises; shall maintain the types and amounts of insurance that are in force on the date of execution hereof; and shall not dissipate the Premises or remove any material property therefrom, except in the ordinary course of business.

     7.  Adjustments and Prorations.   All taxes, including, without
limitation, real estate taxes and personal property taxes, collected rents, charges for utilities, including water, sewer, and fuel oil, and for utility services, maintenance services, maintenance and service contracts, all operating costs and expenses, and all other income, costs, and charges of every kind which in any manner relate to the operation of the Premises (but not including insurance premiums) shall be prorated to the day before the Date of Closing, except that if Seller does not receive the Purchase Price (by receipt of wired funds or by receipt in hand of an official bank cashier's check) by 4:00 o'clock p.m., Boston time, on the Date of Closing, all prorations shall be made as of the following business day.

     If the amount of said taxes or assessments is not known on the Date of Closing, they shall be apportioned on the basis of the amounts for the preceding year, with a reapportionment as soon as the new amounts can be ascertained. If such taxes and assessments shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless otherwise agreed. Buyer shall be responsible for the payment of any assessments or notice of assessments made after the Date of Closing for any public improvement, provided Buyer takes title hereunder. Any deposits on utilities paid by Seller shall be returned to Seller. At Buyer's option, any existing proceeding for abatement shall be assigned to Buyer on the Date of Closing.

     Any rents or other amounts which are delinquent as of the Date of Closing shall not be adjusted or prorated at the Date of Closing, but Buyer shall make a reasonable attempt to collect such amounts for the benefit of Seller after the Date of Closing; provided, however, that nothing contained herein shall be construed to require Buyer to institute any lawsuit or other proceeding to collect such delinquent amounts. In this connection, the first monies collected by Buyer from tenants or other persons on delinquent rents or other amounts shall be applied to the current rents or obligations of such person and be retained by Buyer. Buyer need not attempt to collect any amount which is more than ninety (90) days past due and may refer the same to Seller for disposition or, at the request of Seller, Buyer shall assign the same to Seller.

     On the Date of Closing, Seller shall execute in favor of Buyer an assignment of all leases and occupancy agreements at the Premises, including without limitation those listed on the Rent Roll and in effect on the Date of Closing, and Buyer shall thereupon assume, take over and perform all such obligations under such leases and occupancy agreements. Buyer shall execute such agreement accepting such assignment and assuming such obligations.

     On the Date of Closing, Seller shall execute in favor of Buyer an assignment of maintenance and service contracts, if any, that Buyer elects to assume in its sole discretion and Buyer shall thereupon assume, take over, and perform all such maintenance and service contracts affecting the Premises that it elects to assume, including, without limitation, those listed on Exhibit B attached hereto and made a part hereof, and Buyer shall execute an acceptance of assignment with respect to such maintenance and service contracts. If Buyer fails to assume any contract within ten (10) says after the expiration of the Review Period, then such contracts shall be deemed refused. Buyer shall elect to assume a contract by notifying Seller in writing of such election in accordance herewith.

     On the Date of Closing, Seller shall deliver to Buyer all keys in its possession for the Premises.

     8.  Bill of Sale.   On the Date of Closing, Seller shall deliver
to Buyer a bill of sale, assigning and transferring to Buyer all of the right, title, and interest of Seller in and to all tangible personal property, with a list thereof attached thereto, owned by Seller and located upon the Premises.

     9.  Costs.   Seller shall pay the cost of the (i) premium for the
Basic Policy, (ii) one half (1/2) of the Title Company's escrow fee and other administrative charges, (iii) the recording fee for the Deed to the Premises, and (iv) its own attorneys' fees. Buyer shall pay
(a) the cost of Additional Title Coverage, (b) one half (1/2) of the Title Company's escrow fee and other administrative charges, (c) recording fees for any lien or assignment documents for the Existing Financing, (d) the costs of assuming the Existing Financing; and (e) its own attorneys' fees.

     10. Casualty or Condemnation. In the event that prior to the Date of Closing either the improvements on the Premises are damaged or destroyed, in whole or in part, by fire or other cause, or any portion of the Premises becomes the subject of a condemnation proceeding by a public or quasi-public authority having the power of eminent domain, then either:

   (a) the parties shall proceed with the transaction contemplated herein, in which event Buyer shall be entitled to receive any insurance proceeds and condemnation awards; or

   (b) in the event such damage, destruction, or condemnation involves, in the reasonable estimation of the parties hereto, a loss in an amount in excess of one hundred thousand dollars ($100,000), or loss of all or a material portion of access to or parking at the Premises, Buyer, at its option, may terminate this Agreement by notice to the other within ten (10) days of Buyer's receipt of Seller's notice of such damage or proceeding, in which case the Deposit shall be refunded, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Agreement, except as otherwise expressly provided herein.

     11.  Insurance.   Seller shall not be obligated to assign to
Buyer any fire, hazard, or liability insurance policies which it holds respecting the Premises, and Seller shall have the right to any and all refunds or rebates resulting from the termination of such policies, except as otherwise expressly provided herein.

     12.  Broker's Commission.   Buyer and Seller hereby warrant and
represent to each other that neither has dealt with a broker or finder in connection with this transaction except CB Commercial Real Estate Group, Inc. ("CB") and Western Properties (collectively, the "Brokers"), which Brokers shall be entitled to a commission from Seller upon the sale of the Premises in accordance with Schedule A of a certain Exclusive Sales Listing Agreement dated May 17, 1994 between Seller and CB (which commission shall be shared equally between the Brokers), but only if, as and when the full Purchase Price is delivered to the Seller and the deed is recorded. Any party hereto that breaches the foregoing representation and warranty hereby agrees to indemnify and hold the other party harmless from and against any and all claims for brokerage or finder's fees or other similar commissions or compensation made by any and all other brokers or finders claiming to have dealt with the breaching party in connection with this Agreement or the consummation of the transaction contemplated hereby. The obligations in this section shall survive the Closing or the termination of this Agreement for any reason, including without limitation pursuant to section 5, 10, or 17 hereof.

     13.  Seller's Performance.   The acceptance of the said deed and
bill of sale by Buyer shall be deemed to be a full performance and satisfaction of every agreement and obligation of Seller herein contained and expressed, except such as are, by the terms hereof, to be performed after the delivery of said instruments and except for matters expressly provided to survive the closing.

     14.  Recording Prohibited.   This Agreement shall not be recorded
in any office or place of public record. If Buyer shall record this Agreement or cause or permit the same to be recorded, Seller may, at its option, elect to treat such act as a default by Buyer under this Agreement.

     15.  Closing Documents.   Each party shall deliver to the other
party or the title insurance company such duly executed and acknowledged or verified certificates, affidavits, and other usual closing documents respecting the power and authority to perform the obligations hereunder, as to the due authorization thereof by the appropriate corporate, partnership, or other representatives acting for it, and as to the absence of amounts owed that could give rise to a mechanics lien, as counsel for the other party or the title insurance company may reasonably request.

     16.  Non-Foreign Certificate.   On the Date of Closing, Seller
shall deliver to Buyer a certification that Seller is not a non-resident alien (a foreign corporation, partnership, trust, or estate) as defined in the Internal Revenue Code and Treasury Regulations promulgated thereunder.

     17.  Remedies.   If Seller defaults under this Agreement, Buyer's
sole remedy, at law or in equity, shall be the return of the Deposit to Buyer (except as provided in Section 23 in which case Buyer shall be entitled to reimbursement of certain costs in accordance with
Section 23 in addition to the return of the Deposit).

     In no event shall any partner, officer, director, employee, agent, or representative of Seller have any personal liability in connection with this Agreement or transaction.

     If Buyer defaults under this Agreement, the sole remedy of Seller shall be to retain the Deposit, which sum the parties fix and settle as liquidated damages for such default of Buyer. Nothing in this paragraph shall limit the express provisions of this Agreement obligating Buyer to indemnify Seller or to restore the Premises, including without limitation Sections 6 and 12 hereof.

     18.  Assignment.   This Agreement may not be assigned by Buyer
without the express written consent of Seller. Seller shall have the power to declare this Agreement null and void and retain the deposit if this Agreement shall be assigned by Buyer in violation hereof.

     19.  Waiver.   No waiver of any breach of any agreement or
provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

     20.  Time.   Time is of the essence of this Agreement.

     21.  Governing Law; Venue.   This Agreement shall be governed by
and construed under the laws of the State of Oregon.

     22.  Notices.   All notices required or permitted to be given
hereunder shall be in writing and sent by (a) certified mail, return receipt requested, in which case notice shall be deemed given three
(3) days after the date sent, (b) overnight delivery service (such as Federal Express), in which case notice shall be deemed given on the day after the date sent, or (c) personal delivery, in which case notice shall be deemed given on the date received, or (d) telecopier, if confirmed immediately by a copy mailed by United States certified mail, return receipt requested, in which case notice shall be deemed given on the date telecopied, to the appropriate address indicated below or at such other place or places as either Buyer or Seller may, from time to time, respectively, designate in a written notice given to the other in the manner described above.

       To Seller:        c/o Real Estate Investment Group
                         200 Berkeley Street, 19th Floor
                         Boston, MA  02117
                         Re:  File No. LP-80204
                         Attention:  Scott E. Morrow
                                     Assistant Vice President
                         Telecopy No.:  (617) 572-3860


       With Copy To:     John Hancock Mutual Life Insurance Company
                         Law Department (T-50)
                         John Hancock Place, P.O. Box 111
                         Boston, MA  02117
                         Re:  File No. LP-80204
                         Attention:  Nathaniel I. Margolis
                                     Assistant Counsel
                         Telecopy No.:  (617) 572-9268


       To Buyer:         Northgreen Partners
                         c/o E. Danell Giustina
                         P.O. Box 529
                         Eugene, Oregon 97440-2050
                         Telecopy No.: (503) 485-2050

       With Copy To:     Rohn M. Roberts, Esquire
                         Arnold, Gallagher, Saydack,
                         Percell & Roberts, P. C.
                         101 East Broadway, Suite 220
                         Eugene, Oregon 97401
                         Telecopy No.:  (503) 484-0536

     23.  Seller's Internal Approvals.   Seller's obligations
hereunder are contingent upon Seller's obtaining the approval of its internal committees for the sale of the Premises to the Buyer within 10 business days after the expiration of the Review Period (the "Vote
Date). If Seller fails to notify Buyer of such approval on or before the Vote Date, such approval shall be deemed not to have been granted; this Agreement shall then terminate with no recourse to the parties hereto and the Deposit shall be returned to the Buyer.
Notwithstanding the foregoing, in the event that this Agreement terminates as a result of such approval not being granted or for a default of Seller, then Seller shall reimburse Buyer for the reasonable, actual costs incurred by Buyer to third parties in obtaining, conducting and reviewing the Title, Survey, Review and Inspections but in no event shall Seller be obligated to reimburse Buyer for more than the aggregate amount of $10,000 and Seller shall have no such reimbursement obligation if this Agreement terminates because Lender fails to approve the Assumption (as defined iin section 26 below).

     24.  Escrow Provisions.

   (a) At such time as the Title Company receives written notice from either Buyer or Seller or both setting forth the identity of the party to whom the Deposit is to be delivered and further setting forth the specific paragraph of this Agreement pursuant to which such deliveries are being requested, the Title Company shall so deliver the Deposit; provided, however, that if such notice is given by either Buyer or Seller, but not by both, the Title Company shall (i) promptly notify the other that the Title Company has received a request for delivery, and (ii) withhold delivery for a period of seven (7) calendar days after such other party's receipt of such notice. If the Title Company receives within said seven (7) day period a written notice countermanding the earlier notice of delivery, then the Title Company shall withhold such delivery until Buyer and Seller agree upon a delivery of the Deposit. Buyer and Seller agree to send to the other a duplicate copy of any written notice sent to the Title Company requesting delivery or countermanding a request for delivery.

   (b) In the event of a dispute between Buyer and Seller sufficient in the sole discretion of the Title Company to justify its doing so or in the event the Title Company has not delivered the Deposit on or before the Date of Closing and unless the Title Company receives notice from both Buyer and Seller that the Date of Closing has been postponed, the Title Company shall be entitled to tender into the registry or custody of any court of competent jurisdicition the Deposit together with such other legal pleading as it may deem appropriate, and thereupon shall be discharged from all duties and liabilities under this Agreement. In performing any of its duties hereunder, the Title Company shall not incur any liability to anyone for damages, losses and expenses except for willful default or breach of trust; and it shall, accordingly, not incur any liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel, or (ii) any action taken or omitted in reliance upon the instrument, including written notice or instruction provided for in this Agreement not only as to the due execution and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein which the Title Company shall in good faith believe to be genuine and to have been signed and presented by a proper person or persons in conformance with the provisions of this Agreement.

     25.  Entire Agreement.   This instrument, executed in duplicate,
sets forth the entire agreement between the parties and may not be canceled, modified, or amended except by a written instrument executed by both Seller and Buyer.

     26.  Assumption of Existing Financing.   The obligations of Buyer
and Seller hereunder are contingent upon Lender approving Buyer's assumption of the Existing Financing (the "Assumption") on or before the Date of Closing upon the terms contained in the documents evidencing and securing the Existing Financing. In connection with the Assumption, Buyer shall pay any assumption or transfer fee charged by the Lender in connection with the Assumption.

     Within fourteen (14) days of the signing of this Agreement, Buyer shall contact Lender and shall thereafter use diligent efforts to supply all information and complete all documentation reasonably requested by Lender to complete the Assumption. Seller shall cooperate with Buyer's efforts in satisfying Lender and shall use diligent efforts when requested to supply all information and complete all documentation reasonably requested by Lender to complete the Assumption. If the Lender cannot complete all of the requirements for the Assumption on or before the Date of Closing, then Date of Closing shall be extended to a business day as soon thereafter as practicable after completion of such requirements but in no event after July 31, 1995. If Lender rejects or disapproves the Assumption, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further recourse hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written.


                              SELLER:

                              JOHN HANCOCK PROPERTIES LIMITED
                              PARTNERSHIP

                              By:  John Hancock Realty Equities, Inc.,
                                   a Massachusetts corporation,
                                   its general partner


                                 By:  SCOTT E. MORROW
                                      ------------------------
                                      Scott E. Morrow,
                                      its Assistant Vice President

                              BUYER:

                              NORTHGREEN PARTNERS,
                              an Oregon general patnership


                              By:
                              Name:
                              Title: